EXHIBIT 99.1

Suite 201 – 1405 St. Paul Street

Kelowna, BC, Canada V1Y 2E9

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www.allied.health

Oct 03, 2019
NEWS RELEASE
OTBQB: ALID

Allied Corp. Signs Definitive Distribution Agreement to Sell CBD-Based Cosmetic and Natural Health Products Throughout Asia

Kelowna, BC, Canada – October 03, 2019 – Allied Corp. (“Allied”) (OTCQB: ALID) – an international medical cannabis company focused on creating and providing targeted cannabinoid health solutions to address today’s medical issues – is pleased to announce a follow up to the previously released Letter of Intent of September 11th, 2019 about Asian distribution. Allied has reached a definitive agreement with Hong Kong-based CBD Group Asia Limited (“CBD Asia”). This agreement will leverage CBD Group Asia’s capabilities to distribute Allied’s CBD-based cosmetics and natural health products into China, Hong Kong and throughout Asia. Allied is extremely pleased with the swift execution and targeted follow up to finalize this definitive distribution agreement.

Further to this, through our European partner, Allied has also produced and shipped six (6) test products to Hong Kong to be examined and discussed by a retailer-comprised focus group. Allied intends to use the results from this focus group to inform that first large production run intended to happen in Q4 2019.

The structure of the definitive agreement positions Allied to produce and deliver high end CBD products for distribution into Asia as a 50:50 joint venture with CBD Asia. CBD Asia and Allied will be 50:50 owners of this joint venture corporation that will handle all of the distribution logistics.

According to Hong Kong-based investment company Regent Pacific Group, the cannabidiol (CBD) market in China alone is forecasted to be worth USD $15 billion by 2024. The global market specifically for CBD-infused skincare products, meanwhile, is expected to reach USD $1.7 billion by 2025, according to Grand View Research.

“With CBD Asia’s well-established distribution channels and stronghold in the market, we believe that the potential for our products in Asia is extremely bright and promising, which is why we’re working to establish our market share in this emerging market,” said Calum Hughes, CEO of Allied. “This is a great opportunity for the Allied brands to enter and expand through the Asian CBD market. We are excited to explore the space and potential near-term revenue from this.” Hughes said.

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CBD Asia specializes in the importation and customization of premium Canadian consumer packaged goods (“CPGs”) for the Chinese marketplace. A vast network will be utilized to distribute premium Canadian CPGs into China’s largest retail chains and stores, including RT-Mart International Ltd and Carrefour SA. RT-Mart alone operates 484 retail locations covering 233 cities and 29 provinces in China and generated $20 billion in sales in 2018. In addition to this, CBD Asia will be marketing and selling Allied CBD products through e-commerce and we-chat sales channels.

“We see a huge opportunity to brand and market Allied’s products into one of the largest cosmetics markets in the world,” said James Foster, CEO of CBD Group Asia. “We’re very excited to be working together and cannot wait to bring Allied’s products to distribution.”

For more information on Allied Corp., visit www.allied.health

About Allied Corp.

Allied Corp. is an international medical cannabis production company with a mission to address today’s medical issues by researching, creating and producing targeted cannabinoid health solutions. Allied Corp. uses an evidence-informed scientific approach to make this mission possible, through cutting-edge pharmaceutical research and development, innovative plant-based production and unique development of therapeutic products.

About CBD Asia Group

CBD Group Asia (“CGA”) is opening up avenues of growth in embryonic cannabidiol (CBD) markets emerging in Asia. CGA is positioning itself as a conduit in this region through investment in Asian CBD hyper growth stories and distribution of growth orientated North American-based CBD brands. CGA is utilizing its management team’s decades-long investment, sales and marketing experience in consumer products in Asia in order to grow and expand within the Asian CBD sector.

Media Contact:

allied@5wpr.com

Investor Relations:

Anthony Zelen

ir@allied.health

+1-778-388-5258

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Forward-Looking Statements:

This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or future performance. Statements which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, outlook, expectations or intentions regarding the future including words or phrases such as “anticipate”, “become”, “objective”, “may”, “will”, “might”, “should”, “could”, “can”, “intend”, “expect”, “believe”, “estimate”, “predict”, “potential”, “plan”, “is designed to”, “project”, “continue”, or similar expressions that suggest future outcomes or the negative thereof or similar variations. Such forward-looking statements include, but are not limited to, that the Company’s proposed products will be accepted by the market place in Asia, that the Company will be able to produce and sell its products during the fourth quarter of calendar 2019 and that the joint venture will be able to handle the distribution logistics of the products. We are also subject to various additional risks as described in our SEC filings at www.SEC.gov.

Forward-looking statements are based on management’s current expectations and may materially differ from actual results. Further, such forward-looking statements are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price.

We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

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